Exhibit 10.1

                           AMENDMENT NO. 2 TO THIRD
                           ------------------------
                     AMENDED AND RESTATED CREDIT AGREEMENT
                     -------------------------------------


     This AMENDMENT NO. 2 TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment No. 2") is made as of June 20, 2005 by and among (a) Reckson Operating Partnership, L.P. (the "Borrower"), (b) the Lenders party hereto, and (c) JPMorgan Chase Bank, N.A. (f/k/a JPMorgan Chase Bank) as
Administrative Agent (in such capacity, the "Administrative Agent") for the Lenders.

     WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a Third Amended and Restated Credit Agreement dated as of August 6, 2004, as amended by Amendment No. 1 to Third Amended and Restated Credit Agreement, dated as of May 11, 2005 (as so amended, the "Credit Agreement"), pursuant to which the Lenders have agreed to make loans to the Borrower on the terms and conditions set forth therein; and

     WHEREAS, the Borrower has requested that the Lenders amend certain provisions of the Credit Agreement, and the Lenders party hereto are willing to so amend certain provisions of the Credit Agreement on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and fully intending to be legally bound by this Amendment No. 2, the parties hereto agree as follows:

     1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

     2. Amendments to Credit Agreement. As of the Effective Date (as defined in ss.4 hereof) the Credit Agreement is amended as follows:

          2.1. Amendments to Section 1.1. Section 1.1. is hereby amended as follows:

               2.1.1. The definition of the term "Adjusted Unencumbered NOI" is hereby amended by restating the proviso at the end of such definition to read as follows:

               "provided, clause (ii) above shall not exceed twenty percent (20%) of Adjusted Unencumbered NOI; clause (iii) above shall not exceed ten percent (10%) of Adjusted Unencumbered NOI; and clause


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          (iv) above shall not exceed fifteen percent (15%) of Adjusted
          Unencumbered NOI."

               2.1.2. The definition of the term "Applicable Margin" is hereby amended by deleting the table set forth therein in its entirety and substituting the following table in place thereof:


                      Range of                 Applicable        Applicable
                   the Borrower's           Margin for Euro      Margin for
                   Credit Rating              Dollar Loans        Base Rate
                    (S&P/Moody's             (% per annum)          Loans
                  or other Ratings)          -------------      (% per annum)
                  -----------------                             -------------

          A-/A3 or their equivalent or             0.50               0
          higher
          BBB+/Baa1 or their equivalent           0.525               0
          BBB/Baa2 or their equivalent             0.60               0
          BBB-/Baa3 or their equivalent            0.80               0
          Below BBB-/Baa3 or their                 1.10               0
          equivalent or unrated

               2.1.3. The definition of the term "Base Rate Loan" is hereby amended by inserting the words "or a Swingline Loan" at the end of clause (i) of such definition after the words "Section 5.1(a)".

               2.1.4. The definition of the term "Capital Expenditure Coverage Reserve Amounts" is hereby amended by inserting the words "; provided that all properties that are subject to a Triple Net Lease shall be excluded from the foregoing calculation of the Capital Expenditure Coverage Reserve Amounts" at the end of such definition after the word "Assets".

               2.1.5. The definition of the term "Capital Expenditure Valuation Reserve Amounts" is hereby amended by inserting the words "; provided that all properties that are subject to a Triple Net Lease shall be excluded from the foregoing calculation of the Capital Expenditure Valuation Reserve Amounts" at the end of such definition after the word "Assets".


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               2.1.6. The definition of the term "Indebtedness" is hereby amended by inserting the words ", other than any undrawn letter of credit to the extent that such letter of credit supports any Contractual Obligation with a term of less than ninety (90) days," at the end of clause (a)(iii) of such definition.

               2.1.7. The definition of the term "Lender" is hereby amended by inserting the following sentence at the end of such definition:

               "Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender."

               2.1.8. The definition of the term "Loans" is hereby amended and restated in its entirety as follows:

               ""Loans" means Committed Loans, Competitive Bid Loans and Swingline Loans."

               2.1.9. The definition of the term "New York City Asset" is hereby amended and restated in its entirety as follows:

               ""New York City Asset" means (i) Real Property which is Class A office property located in the borough of Manhattan, New York, New York or (ii) Real Property which is Class A office property located in any other borough of New York, New York and is substantially similar to Class A office properties located in the borough of Manhattan, New York, New York, and in each case which is owned or ground-leased by one of the Consolidated Businesses or Joint Ventures."

               2.1.10. The definition of the term "Note" is hereby amended and restated in its entirety as follows:

               ""Note" means any of the Borrower Notes, the Designated Lender Notes and any promissory notes issued to the Swingline Lender; "Notes" means, collectively, all of such Notes outstanding at any given time."

               2.1.11. The definition of the term "Revolving Credit Commitment" is hereby amended by inserting the words "and Swingline Loans" after the words "Letters of Credit" in the second line of such definition.

               2.1.12. The definition of the term "Revolving Credit Obligations" is hereby amended by inserting the words ", plus (iv) the


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          outstanding principal amount of the Swingline Loans at such time" at the end of such definition immediately after the word "time".

               2.1.13. The definition of the term "Revolving Credit Termination Date" is hereby amended by deleting the date "August 6, 2007" in the first line of such definition and replacing it with the date "August 6, 2008".

               2.1.14. The definition of the term "Total Unencumbered Value" is hereby amended by restating the second sentence of the second paragraph of such definition to read as follows:

               "Clause (iii) shall not exceed ten percent (10%) of Total Unencumbered Value."

               2.1.15. The definition of the term "Total Value" is hereby amended and restated in its entirety as follows:

               ""Total Value" means (a) the sum of (i) Valuation NOI divided by (A) seven and one-half percent (7.50%) for all New York City Assets, (B) eight and three-quarter percent (8.75%) for all other office Real Property, and (C) nine percent (9.00%) for industrial Real Property; (ii) the Investment in office and industrial Projects owned or ground-leased by the Consolidated Businesses for less than four fiscal quarters; (iii) unrestricted Cash and Cash Equivalents;
          (iv) land cost (at book value) and Construction Asset Cost, which credit will be limited to fifteen percent (15%) of Total Value (exclusive of build-to-suit Projects that are seventy-five percent (75%) pre-leased or Projects which are less than seventy-five percent (75%) pre-leased but have a pro-forma yield of ten percent (10%) or more, based upon executed leases and the cost of acquisition plus the estimated cost to complete the same, which estimated cost to complete shall be determined in a manner reasonably acceptable to the Administrative Agent and the Syndication Agent); (v) NOI from all other Real Property not otherwise set forth in this definition, divided by twelve percent (12%); (vi) Servicing EBITDA of the Management Company or other such service companies for the immediately preceding four (4) consecutive quarters, divided by twenty percent (20%); (vii) any investment in or loan to (based on the actual cash investment in or loan to), directly or indirectly, an affiliated or unaffiliated operating company and investments in or loans to Investment Funds either directly or indirectly or joint venture arrangements with Investment Funds, which credit will be limited to $100,000,000 (valued at the lower of cost or market in accordance with GAAP), other than (x) investments in, loans to, or joint venture arrangements with Joint Ventures and (y)


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                                      -5-


          Performing Notes; (viii) Performing Notes, which credit will be limited in the aggregate to fifteen percent (15%) of Total Value; and (ix) Eligible Cash 1031 Proceeds;

               less (b) the quotient of the Capital Expenditure Valuation Reserve Amounts for such period, divided by (A) seven and one-half percent (7.50%) for all New York City Assets, (B) eight and three-quarter percent (8.75%) for all other office Property, and (C) nine percent (9.00%) for industrial Property;

               provided, the sum of items (a) (iv), (vii) and (viii) above shall not exceed twenty-five percent (25%) of Total Value."

               2.1.16. The following new definitions shall be inserted in
          Section 1.1. in proper alphabetical order:

               ""Swingline Lender" means JPMorgan Chase Bank in its capacity as the lender of Swingline Loans hereunder, and its successors in such capacity."

               ""Swingline Loan" means a Loan made pursuant to Section 2.7."

               ""Triple Net Lease" means a Lease representing all or substantially all of the rentable area of a Property where the tenant is responsible for real estate taxes and assessments, repairs and maintenance, insurance and other expenses relating to such Property provided, that adequate insurance is maintained for such Property either by the tenant, the Borrower, the Company, a Subsidiary or a Joint Venture."

          2.2. Amendments to Section 2.1. Section 2.1. is hereby amended as follows:

               2.2.1. Subsection 2.1(a) is hereby amended by inserting the following sentence after the last sentence of Subsection 2.1.(a):

               "Each Swingline Loan shall be in an amount that is not less than $5,000,000."

               2.2.2. Subsection 2.1(c) is hereby amended by deleting the word "and" immediately before Subsection 2.1(c)(y) in the fourth line thereof and replacing it with a comma. Subsection 2.1(c) is hereby further amended by inserting the words "and (z) no later than 2:00 p.m. (New York time) in the case of a Borrowing of Swingline Loans, as


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                                      -6-


          provided in Section 2.7(b)" immediately after the first reference to "Eurodollar Rate Loans" in the sixth line thereof.

               2.2.3. Subsection 2.1(d) is hereby amended by inserting the words "(or 1:00 p.m. in the case of participations in Swingline Loans)" after the words "12:00 noon" in the eighth line thereof. Subsection 2.1(d) is hereby further amended by inserting the words ", provided that Swingline Loans shall be made as provided in
          Section 2.7" at the end of the second sentence of such subsection.

          2.3. Section 2.7. A new Section 2.7 shall be inserted immediately after Section 2.6 and shall read as follows:

          "2.7. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Credit Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the Revolving Credit Obligations exceeding the Maximum Revolving Credit Amount; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

          (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day and may be the same day as the request) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding and unpaid in accordance with Section 14.1(e). Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Pro Rata Share of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Pro Rata Share of such


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                                      -7-


     Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.1(d) with respect to Loans made by such Lender (and Section 2.1(d) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default by the Borrower in the payment thereof."

          2.4. Amendment to Section 4.1. Section 4.1(a) is hereby amended by inserting the following sentence immediately before the last sentence of such Section 4.1(a):

          "Swingline Loans may be prepaid provided that the Borrower notifies the Swingline Lender of such prepayment no later than 12:00 p.m. (New York time) on the date of such prepayment."

          2.5. Amendment to Section 4.3. Section 4.3(a) is hereby amended by inserting the following sentence immediately after the first sentence of such Section 4.3(a):


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                                      -8-


          "The Borrower hereby promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on or before the earliest of (1) the Revolving Credit Termination Date, (2) the fifth Business Day after such Swingline Loan is made, (3) the last day of any calendar quarter, and (4) each date that another Borrowing (other than a Swingline Borrowing) is made."

          2.6. Amendments to Section 5.1.

               2.6.1. Section 5.1(a) is hereby further amended by inserting the following sentence immediately before the last sentence of such
          Section 5.1(a):

               "Each Swingline Loan shall be a Base Rate Loan."

               2.6.2. Section 5.1(b) is hereby amended by inserting the words "(other than a Swingline Loan)" after the phrase "Interest accrued on each Loan" in the first line of such Section 5.1(b). Section 5.1(b) is hereby further amended by inserting the following sentence at the end of such Section 5.1(b):

               "Interest accrued on each Swingline Loan shall be calculated and payable in arrears on the date that such Loan is required to be repaid."

               2.6.3. Section 5.1(c) is hereby amended by inserting the following sentence immediately after the last sentence of such
          Section 5.1(c)(i):

               "This Section 5.1(c) shall not apply to Swingline Loans, which may not be converted or continued."

          2.7. Amendment to Section 9.5. Section 9.5 is hereby amended and restated in its entirety to read as follows:

          "9.5. Insurance. The Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries or tenants to maintain, in full force and effect the insurance policies and programs listed on Schedule 7.1-T or substantially similar policies and programs or other policies and programs as are reasonably acceptable to the Administrative Agent. All such policies and programs shall be maintained
     (a) with insurers having an Alfred M. Best Company, Inc. rating of "A" or better (or if approved by the Administrative Agent, a rating of "A-") and a financial size category of not less than VIII or (b) in the case of (i) insurance maintained by tenants, pursuant to insurance programs, including self-insurance, supported by creditworthy entities which do not satisfy clause (a) above or (ii) a program by


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                                      -9-


     which a tenant (or any guarantor of tenant) undertakes obligations that are substantially the same as would be covered by the insurance referred to in this Section, by a tenant (or any guarantor) that is a creditworthy entity, in each case consistent with normal industry practice and reasonably acceptable to the Administrative Agent; provided that a tenant (or any guarantor) that is, or has senior unsecured long term debt that is, rated at least "A" (or its equivalent) by any Rating Agency shall be deemed to have acceptable creditworthiness by the Administrative Agent."

          2.8. Amendments to Section 10.11.

               2.8.1. Section 10.11(a) is hereby amended by restating such
          Section 10.11(a) in its entirety to read as follows:

               "(a) Indebtedness. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to ("Incur") any Indebtedness, except:

                    (i) Total Outstanding Indebtedness which would not exceed
               sixty percent (60%) of Total Value as of the date of incurrence; provided that if the Borrower or its Subsidiaries shall have Incurred any Indebtedness in connection with the acquisition of any material Real Property during the previous 120 days, the Borrower or its Subsidiaries may Incur Indebtedness (the "Incurrence") that would cause Total Outstanding Indebtedness to exceed sixty percent (60%) of Total Value so long as (x) Total Outstanding Indebtedness does not exceed sixty-five percent (65%) of Total Value and (y) Total Outstanding Indebtedness is reduced to sixty percent (60%) or less of Total Value within 240 days after the date of the Incurrence (with such reduction to be certified in writing to the Administrative Agent by the Borrower);

                    (ii) Total Secured Outstanding Indebtedness which would
               not exceed forty percent (40%) of Total Value as of the date of incurrence, or

                    (iii) Total Recourse Secured Outstanding Indebtedness
               which would not exceed ten percent (10%) of Total Value as of the date of incurrence."

               2.8.2. Section 10.11(b) is hereby amended by deleting the words "the date hereof" at the end of such Section 10.11(b) and replacing such words with the date "June 20, 2005".


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          2.9. Amendment to Section 12.5. Section 12.5 is hereby amended by restating such Section 12.5 in its entirety to read as follows:

          "12.5. Indemnification. To the extent that the Administrative Agent, a Documentation Agent, a Co-Agent, the Syndication Agent, the Swingline Lender or the Issuing Bank or any Arranger is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify such Agent, the Swingline Lender or the Issuing Bank for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent, the Swingline Lender or the Issuing Bank under the Loan Documents, in proportion to each Lender's Pro Rata Share. Notwithstanding anything to the contrary contained herein, the Administrative Agent, a Documentation Agent, a Co-Agent, the Syndication Agent, the Swingline Lender, the Issuing Bank or any Arranger shall not be indemnified to the extent such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses result from such Person's gross negligence, willful misconduct or breach of this Article XII. Such Agent, the Swingline Lender or the Issuing Bank agrees to refund to the Lenders any of the foregoing amounts paid to it by the Lenders which amounts are subsequently recovered by such Agent, the Swingline Lender or the Issuing Bank from the Borrower or any other Person on behalf of the Borrower. The obligations of the Lenders under this Section 12.5 shall survive the payment in full of the Loans, the Reimbursement Obligations and all other Obligations and the termination of this Agreement."

          2.10. Amendment to Section 14.1(e). Section 14.1(e) is hereby amended by inserting the words "and Swingline Loans" immediately after the words "Committed Loans" in the fourth line of such Section 14.1(e).
     Section 14.1(e) is hereby further amended by inserting the words "and Swingline Loans" immediately after the words "Letters of Credit" in the fifth line of such Section 14.1(e).

          2.11. Amendment to Section 14.7(d). Section 14.7(d) is hereby amended by inserting the words ", the Issuing Bank or the Swingline Lender" after the words "the Administrative Agent" in the sixth line of such Section 14.7(d). Section 14.7(d) is hereby further amended by inserting the words ", the Issuing Bank or the Swingline Lender, as the case may be," after the words "the Administrative Agent" in the seventh line of such Section 14.7(d).

          2.12. Amendment to Schedules. Schedule LC is hereby amended by adding the words "& SWINGLINE LENDER" immediately after the words "ADMINISTRATIVE AGENT" in the title of Section I.


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     3. Provisions Of General Application.
        ---------------------------------

          3.1. Representations and Warranties. The Borrower hereby represents and warrants as of the date hereof that (a) each of the representations and warranties of the Borrower contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement or this Amendment No. 2 are true and correct in all material respects as of the date as of which they were made and are true and correct in all material respects at and as of the date of this Amendment No. 2 (except to the extent that such representations and warranties expressly speak as of a different date),
     (b) no Potential Event of Default or Event of Default exists on the date hereof, and (c) this Amendment No. 2 has been duly authorized, executed and delivered by the Borrower and is in full force and effect as of the Effective Date, and the agreements and obligations of the Borrower contained herein constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with its terms, except to the extent that the enforcement hereof or the availability of equitable remedies may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws now or hereafter in effect relating to or affecting creditors' rights generally or by general principles of equity, or by the discretion of any court in awarding equitable remedies, regardless of whether such enforcement is considered in a preceding in equity or at law.

          3.2. No Other Changes. Except as otherwise expressly provided or contemplated by this Amendment No. 2, all of the terms, conditions and provisions of the Credit Agreement remain unaltered and in full force and effect. The Credit Agreement and this Amendment No. 2 shall be read and construed as one agreement. The making of the amendments in this Amendment No. 2 does not imply any obligation or agreement by the Administrative Agent or any Lender to make any other amendment, waiver, modification or consent as to any matter on any subsequent occasion.

          3.3. Governing Law. This Amendment No. 2 shall be deemed to be a contract under the laws of the State of New York. This Amendment No. 2 and the rights and obligations of each of the parties hereto are contracts under the laws of the State of New York and shall for all purposes be construed in accordance with and governed by the laws of such State (excluding the laws applicable to conflicts or choice of law).

          3.4. Assignment. This Amendment No. 2 shall be binding upon and inure to the benefit of each of the parties hereto and their respective permitted successors and assigns.


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                                      -12-


          3.5. Counterparts. This Amendment No. 2 may be executed in any number of counterparts, but all such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 2, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

     4. Effectiveness of this Amendment No. 2. This Amendment No. 2 shall become effective on the date on which the following conditions precedent are satisfied (such date being hereinafter referred to as the "Effective Date"):

          (a) Execution and delivery to the Administrative Agent by each of the Lenders, the Borrower, the Guarantors and the Administrative Agent of this Amendment No. 2.

          (b) Execution and delivery to the Administrative Agent of (i) a certificate of the Borrower confirming that there have been no changes to its charter documents since May 11, 2005, or (ii) if there have been changes to the Borrower's charter document since such date, a secretary's certificate of the Borrower certifying as to such changes.

          (c) Delivery to the Administrative Agent of an incumbency certificate of the Borrower and of resolutions of the board of directors of the general partner of the Borrower authorizing this Amendment No. 2.

          (d) Payment to the Administrative Agent, for the accounts of the Agents and the Lenders, as applicable, all fees due and payable on or before the Effective Date and all expenses due and payable on or before the Effective Date, including, without limitation, reasonable attorneys' fees and expenses and other costs and expenses incurred in connection with this Amendment No. 2.

          (e) Delivery to the Administrative Agent by Fried Frank Harris Shriver & Jacobson LLP, as counsel to the Borrower, of an opinion addressed to the Lenders and the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

                 [Remainder of page left blank intentionally]


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     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this
Amendment No. 2 as of the date first set forth above.


                                       RECKSON OPERATING PARTNERSHIP, L.P.

                                       By: Reckson Associates Realty Corp.,
                                       its general partner



                                       By: /s/ Michael Maturo
                                           ----------------------------
                                           Name:  Michael Maturo
                                           Title: Chief Financial Officer


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                                        JPMORGAN CHASE BANK, N.A.,
                                        individually and as Issuing Bank,
                                        Swingline Lender and Administrative
                                        Agent



                                        By:/s/ Marc E. Costantino
                                           -----------------------------------
                                           Name:   Marc E. Costantino
                                           Title:  Vice President

                                         CITICORP NORTH AMERICA, INC.



                                         By: /s/ Joanne M. Craig
                                             ---------------------------------
                                             Name:  Joanne M. Craig
                                             Title: Vice President

             [Remainder of Signature Pages Intentionally Omitted]